                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

               Ellsworth Convertible Growth and Income Fund, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.
                               65 MADISON AVENUE
                          MORRISTOWN, NEW JERSEY 07960

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                            FRIDAY, JANUARY 21, 2000
                             10 A.M., EASTERN TIME
                                       AT
                                 TRIANON HOTEL
                             3401 BAY COMMONS DRIVE
                         BONITA SPRINGS, FLORIDA 34134

To Shareholders of Ellsworth Convertible Growth and Income Fund, Inc.:

     We cordially invite you to attend our 2000 Annual Meeting of Shareholders to:

        1.  Elect three directors to three-year terms.

        2. Ratify the board's appointment of PricewaterhouseCoopers LLP as independent accountants for fiscal year 2000.

        3.  Amend certain of the Company's investment restrictions.

        4. Vote on an amendment to the Company's Charter to give shareholders the right to tender their shares during fiscal year 2000.

        5.  Transact any other business that properly comes before the meeting.

     We are holding the Annual Meeting on Friday, January 21, 2000 at 10 a.m., Eastern Time, at the Trianon Hotel, 3401 Bay Commons Drive, Bonita Springs, Florida 34134.

     You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to complete and return the enclosed proxy promptly in the enclosed, self-addressed, stamped envelope so that your shares will be represented and voted at the meeting according to your instructions. Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only shareholders of record on November 25, 1999 will be entitled to vote at the meeting or any adjournment of the meeting.

                                              Thomas H. Dinsmore
                                              Chairman of the Board of Directors

November 29, 1999

               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.
                               65 MADISON AVENUE
                          MORRISTOWN, NEW JERSEY 07960
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 21, 2000

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

PROXY STATEMENT

     We are sending you this Proxy Statement and the enclosed proxy card because the Company's Board of Directors is soliciting your proxy to vote at the 2000 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We plan to begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on November 29, 1999 to all shareholders entitled to vote. Shareholders who owned shares of the Company's common stock on November 25, 1999 are entitled to vote. On this record date, there were 8,550,786 shares outstanding. We know of no beneficial owner of more than five percent of those shares. Each share of the Company's common stock that you own entitles you to one vote. (A fractional share has a fractional vote.)

     We are also sending along with this Proxy Statement the Company's 1999 Annual Report, which includes our financial statements.

TIME AND PLACE OF MEETING

     We are holding the Annual Meeting on Friday, January 21, 2000 at 10 a.m., Eastern Time, at the Trianon Hotel, 3401 Bay Commons Drive, Bonita Springs, Florida 34134.

VOTING BY PROXY

     Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

     If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

     - FOR the election of all three nominees for director.

     - FOR ratification of the selection of independent accountants for 2000.

     - FOR all five amendments to the Company's investment restrictions.

     - AGAINST the amendment to the Company's Charter.

     If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

     If you give a proxy, you may revoke it at any time before it is exercised. You can do this in one of three ways:

     - You may send in another proxy with a later date.

     - You may notify the Company's secretary in writing before the Annual Meeting that you have revoked your proxy.

     - You may vote in person at the Annual Meeting.

VOTING IN PERSON

     If you do attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a letter from the nominee indicating that you are the beneficial owner of the shares on November 25, 1999, the record date for voting, and authorizing you to vote.

QUORUM REQUIREMENT

     A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if shareholders entitled to vote a majority of all shares outstanding on the record date are present in person or by proxy.

     Under rules applicable to broker-dealers, if your broker holds your shares in its name, the broker will be entitled to vote your shares on Proposals 1 and 2 even if it has not received instructions from you. However, your broker will not be entitled to vote on Proposals 3(a) through (e) or Proposal 4 unless it has received instructions from you. If your broker does not vote your shares on Proposals 3(a) through (e) or Proposal 4 because it has not received instructions from you, these shares will be considered "broker non-votes."

     Broker non-votes and abstentions will count as present for establishing a quorum.

VOTE NECESSARY TO APPROVE A PROPOSAL

     PROPOSAL 1. Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor.

     PROPOSAL 2. The affirmative vote of the majority of votes cast is needed to approve the selection of independent accountants. Abstentions will not count as votes cast and will have no effect on the outcome of this proposal.

     PROPOSALS 3(a)-(e). The affirmative vote of the holders of a "majority of the outstanding voting securities" of the Company, as determined under the Investment Company Act of 1940, is needed to change a fundamental investment restriction. Under that Act, a "majority of the outstanding voting securities" is the lesser of (1) the vote of holders of 67% or more of the voting shares of the Company present in person or by proxy, if the holders of more than 50% of the outstanding voting shares of the Company are present in person or by proxy, or
(2) the vote of the holders of more than 50% of the outstanding voting shares of the Company. Because broker non-votes and abstentions count as present but will not count as votes cast, they will have the effect of votes against these proposals.


     PROPOSAL 4. The affirmative vote of two-thirds of all outstanding shares of the Company, whether or not present at the Annual Meeting, is needed to approve the amendment of the Company's Charter. Broker non-votes and abstentions will not count as votes cast and will have the effect of votes against this proposal.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

STRUCTURE OF THE BOARD OF DIRECTORS

     The Company's Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of shareholders. Directors in each class serve for a three-year term.

     At the 2000 Annual Meeting, the terms of three directors are expiring. The directors nominated for election at this Annual Meeting would each hold office for a three-year term expiring in 2003. Other directors are not up for election this year and will continue in office for the rest of their terms. Each of the nominees is willing to serve as a director. However, if a nominee becomes unavailable for election, proxies will vote for another nominee proposed by the Board or, as an alternative, the Board may keep the position vacant or reduce the number of directors.

NOMINEES FOR DIRECTORS

     The Board has approved the nomination of the following people to serve as directors until the annual meeting of shareholders to be held in 2003. Each of the nominees is currently a director of the Company.

  NOMINEES WHO ARE INDEPENDENT DIRECTORS

     WILLIAM A. BENTON, 66, has been a partner in BE Partners, a small options market maker, since 1991. From 1991 to November 1999, he was a limited partner of Gavin, Benton, & Co., a New York Stock Exchange specialist firm. Mr. Benton has been a director of the Company since 1986 and is also a director of Bancroft Convertible Fund, Inc. (a closed-end investment company).

     GEORGE R. LIEBERMAN, 77, is a retired businessman. Mr. Lieberman has been a director of the Company since 1990 and is also a director of Bancroft Convertible Fund, Inc.

  NOMINEE WHO IS AN INTERESTED PERSON

     JANE D. O'KEEFFE, 44, has been President of the Company, Bancroft Convertible Fund, Inc. and Davis-Dinsmore Management Company (investment adviser to the Company and to Bancroft) since August 1996. In 1996, before becoming President of the Company and Bancraft, she was Executive Vice President of the Company and Bancroft. From 1994 to 1996, Ms. O'Keeffe was Vice President of the Company and Bancroft and Executive Vice President of Davis-Dinsmore. Ms. O'Keeffe has been a director of the Company since 1995 and is also a director of Bancroft and Davis-Dinsmore. Ms. O'Keeffe is an interested person (within the meaning of the Investment Company Act of 1940) of the Company and Davis-Dinsmore Management Company because she is an officer of the Company and an officer, director and holder of more than 5 percent of the outstanding shares of voting common stock of Davis-Dinsmore.


      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THESE NOMINEES.

INFORMATION ABOUT THE COMPANY'S OTHER DIRECTORS

     Information about the Company's other directors is presented below.

  CONTINUING INDEPENDENT DIRECTORS

     GORDON F. AHALT, 71, has been President of G.F.A. Inc., a petroleum industry consulting company, since 1982 and a consultant with W. H. Reaves & Co., Inc., an asset management company, since 1987. Mr. Ahalt has been a director of the Company since 1986. He is also a director of Bancroft Convertible Fund, Inc.; The Harbinger Group, an investment firm; Cal Dive International, a diving service, and The Houston Exploration Company, an oil and gas exploration company. Mr. Ahalt's term as director expires in 2001.

     ELIZABETH C. BOGAN, PH.D., 55, has been a Senior Lecturer in Economics at Princeton University since 1992. Dr. Bogan has been a director of the Company since 1986 and is also a director of Bancroft Convertible Fund, Inc. Dr. Bogan's term as director expires in 2001.

     DONALD M. HALSTED, Jr., 72, has been a self-employed businessman since 1983. Mr. Halsted has been a director of the Company since 1986 and is also a director of Bancroft Convertible Fund, Inc. Mr. Halsted's term as director expires in 2002.

     DUNCAN O. MCKEE, 68, retired in 1988 from the practice of law as a partner at the law firm of Ballard Spahr Andrews & Ingersoll, LLP. Mr. McKee was Director Emeritus of the Company and Bancroft Convertible Fund, Inc. from 1988 to 1996. He has been a director of the Company since 1996 and is also a director of Bancroft. Mr. McKee's term as director expires in 2002.

     NICOLAS W. PLATT, 46, has been Managing Director of Corporate Practice at the public relations firm of Burson Marsteller since 1997. From 1995 to 1997, he was Senior Managing Director at Bozell-Sawyer Miller, a public relations firm; and from 1993 to 1995, he was Executive Vice President of Novatel Communications Ltd. He has been a director of the Company since 1997 and is also a director of Bancroft Convertible Fund, Inc. Mr. Platt's term as director expires in 2001.

  CONTINUING DIRECTOR WHO IS AN INTERESTED PERSON

     THOMAS H. DINSMORE, 46, has been Chairman and Chief Executive Officer of the Company, Bancroft Convertible Fund, Inc. and Davis-Dinsmore Management Company since August 1996. From 1986 to August 1996, Mr. Dinsmore was President of the Company; from 1985 to 1996, he was President of Bancroft; and from 1988 to 1996, he was President of Davis-Dinsmore. Mr. Dinsmore has been a director of the Company since 1986 and is also a director of Bancroft and Davis-Dinsmore. Mr. Dinsmore is an interested person of the Company and Davis-Dinsmore because he is an officer of the Company and an officer, director and holder of more than 5 percent of the outstanding shares of voting common stock of Davis-Dinsmore. Mr. Dinsmore's term as director expires in 2002.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors met six times during the 1999 fiscal year.

     The Board has two committees: an Audit Committee and a Nominating and Administration Committee.

     The Audit Committee is comprised entirely of independent directors (Mr. Benton, Dr. Bogan, Mr. Lieberman and Mr. Halsted, with Dr. Bogan serving as Chairperson). In accordance with its charter, the Committee oversees the Company's accounting and financial reporting policies and practices, as well as the quality and objectivity of the Company's financial statements and the independent audit of the financial statements. Among other duties, the Committee recommends independent auditors for the Company, evaluates their independence and meets with them to review the scope and results of the audit. During the 1999 fiscal year, the Audit Committee met once.


     The Nominating and Administration Committee is also comprised entirely of independent directors (Mr. Ahalt, Mr. Halsted and Mr. Lieberman, with Mr. Halsted serving as Chairman). In accordance with its charter, the Committee, among other duties, recommends nominees as independent directors for the Company and nominees for Board committees, reviews Board governance issues and Board compensation and monitors the performance of legal counsel. The Nominating and Administration Committee will consider a shareholder's suggestion for a nominee for director, but the final decision for all nominees will be made by the Committee. Any shareholder who wishes to propose an individual for consideration may do so by submitting, in writing, the individual's name, together with information that the shareholder considers relevant to the Committee's decision, to the Secretary of the Company. During the 1999 fiscal year, the Nominating and Administration Committee met once.



     All directors attended at least 75 percent of all Board and Committee meetings held during the 1999 fiscal year.


DIRECTORS' COMPENSATION

     Mr. Dinsmore and Ms. O'Keeffe are the only officers of the Company or Davis-Dinsmore Management Company who serve on the Board of Directors. Each director who is not an officer of the Company or Davis-Dinsmore currently receives (1) an annual fee of $2,500, (2) $1,000 plus expenses for each Board meeting attended, (3) $1,000 for each shareholders' meeting attended; (4) $1,000 plus expenses for each Committee meeting attended that is not held in conjunction with a Board meeting, and (5) $500 for each Committee meeting attended that is held in conjunction with a Board meeting.

     The Company adopted a director deferred compensation arrangement that allows the directors to defer the receipt of all or a portion of director fees payable on or after October 31, 1998. The amount of these fees will remain an asset of the Company. The Company will be obligated to pay these fees, with interest, to the directors who have elected to defer receipt of their fees on a future date or dates specified by the directors, or as determined under the terms of the arrangement.

     Davis-Dinsmore Management Company is the Company's investment adviser and is also the investment adviser to Bancroft Convertible Fund, Inc. Because of this connection, Bancroft and the Company make up a "fund complex." The following table shows the compensation that was paid to the directors solely by the Company as well as by the fund complex as a whole during the 1999 fiscal year.


                                        AGGREGATE COMPENSATION   TOTAL COMPENSATION
                                             FROM COMPANY        FROM FUND COMPLEX
                                        ----------------------   ------------------
Thomas H. Dinsmore....................          $  -0-                $   -0-
Jane D. O'Keeffe......................          $  -0-                $   -0-
Gordon F. Ahalt.......................          $8,500                $18,000
William A. Benton.....................          $9,600                $19,000
Elizabeth C. Bogan, Ph.D. ............          $9,600                $19,200
Donald M. Halsted, Jr. ...............          $9,600                $19,200
George R. Lieberman...................          $9,500                $19,100
Duncan O. McKee.......................          $9,556(1)             $19,093(2)
Nicolas W. Platt......................          $9,500                $19,000


---------------


(1) Of the amount shown, $1,681 represents deferred directors' fees, including interest, payable by the Company.



(2) Of the amount shown, $2,718 represents deferred directors' fees, including interest, payable by the Company and Bancroft Convertible Fund, Inc.

                                   PROPOSAL 2

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors seeks your approval or disapproval of the Board's appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 2000 fiscal year. We do not expect that a representative from PricewaterhouseCoopers will be present at the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

                          PROPOSALS 3(a) THROUGH 3(e)

                     AMENDMENTS TO CERTAIN OF THE COMPANY'S
                      FUNDAMENTAL INVESTMENT RESTRICTIONS

BACKGROUND


     The Company has adopted fundamental investment restrictions that limit the investment practices of the Company. Many of these investment restrictions have been in effect since the formation of the Company in 1986. Management of the Company believes that certain of the Company's investment restrictions unduly restrict the types of convertible securities that the Company may purchase. As a result, the Company may have fewer investment options available to it and it may be forced to acquire securities that management believes are less attractive in terms of risk and return than are the broader types of instruments currently offered in the market. In addition, management also recommends that the fundamental investment restrictions be streamlined to eliminate restrictions that are no longer required by state law or are arguably redundant. Accordingly, to expand the investment opportunities available to the Company and to streamline its investment restrictions, the Board of Directors of the Company unanimously approved the following five proposals to change certain of the Company's fundamental investment restrictions. These investment restrictions may be changed only by the Company's shareholders. Each of the five proposals is described more fully below.



                              PROPOSAL 3(a): LOANS


CURRENT POLICY

     The Company currently has two fundamental policies relating to loans. Under these policies, the Company will not --

     - Make loans to other persons (except [as provided in the second policy stated below]); provided that for purposes of this restriction the acquisition of a portion of an issue of publicly distributed bonds, debentures, or other corporate debt securities and investment in Government Securities, short-term commercial paper, certificates of deposit, bankers acceptances and repurchase agreements in which the Company may invest shall not be deemed to be the making of a loan. The acquisition of bonds, debentures or other corporate debt securities which are not publicly traded is considered to be the making of a loan for purposes of this restriction.

     - Lend its portfolio securities in excess of 10% of its total assets, taken at market value.

PROPOSED CHANGE

     The Board of Directors proposes replacing these policies with one fundamental policy that reads in full as follows:

        The Company will not make personal loans or loans to persons who control or are under common control with the Company, or lend its portfolio securities in excess of 10% of its total assets, taken at market value. This restriction does not prevent the Company from purchasing debt obligations, entering into repurchase agreements, or investing in loans, including assignments and participation interests.

REASON FOR THE CHANGE


     The revised policy will make clear that the prohibition on loans applies to personal loans and loans to persons who control the Company or who are in common control with the Company, not to the convertible debt instruments available today and in the future. If shareholders approve this proposal, the Company will have greater flexibility to purchase new types of instruments as they develop. Approving this change will not affect the Company's non-fundamental policy that limits the percentage of the Company's net assets that may be invested in illiquid securities to 20%.


                            PROPOSAL 3(b): WARRANTS

CURRENT POLICY

     Under the Company's current fundamental policy, the Company will not --

        Invest more than 5% of its total assets, taken at market value, in warrants, or more than 2% of its total assets, taken at market value in warrants not listed on the New York or American Stock Exchanges. Warrants acquired by the Company in units or attached to other securities are not subject to this restriction.

PROPOSED CHANGE

     The Board proposes deleting the current fundamental policy.

REASON FOR THE CHANGE

     The Company adopted this policy to comply with the securities laws of certain states when the Company initially sold its shares to the public in 1986. States no longer substantively regulate the offering of shares by investment companies that are registered with the SEC so the Company is no longer required to maintain this policy as a fundamental policy. Although the Company has not generally purchased warrants, it desires to have more flexibility to do so. The Company's portfolio managers do not believe that deleting this policy will materially affect how they manage the Company.

                    PROPOSAL 3(c): QUALIFICATIONS OF ISSUERS

CURRENT POLICY

     Under the Company's current fundamental policy, the Company will not --

        (a) purchase securities (i) of companies which, with their predecessors, or (ii) which are guaranteed by companies which, with their predecessors, have a record of less than three years' continuous operations, if such purchase would cause more than 5% of the market value of the Company's total assets to be invested in the securities of such companies, or (b) invest in more than 10% of the outstanding voting securities of any one issuer. This restriction does not apply to Government Securities.

PROPOSED CHANGE

     The Board proposes deleting clause (b) of the current policy so that the revised fundamental policy would read in full as follows:

        The Company will not purchase securities (i) of companies which, with their predecessors, or (ii) which are guaranteed by companies which, with their predecessors, have a record of less than three years' continuous operations, if such purchase would cause more than 5% of the market value of the Company's total assets to be invested in the securities of such companies. This restriction does not apply to Government Securities.

REASON FOR THE CHANGE

     The Company already has a fundamental policy that applies the 10% limitation described in clause (b) of the current policy to 85% of the Company's total assets. The Company also has a fundamental policy that, with respect to 85% of the Company's total assets, limits to 10% the percentage of a company's outstanding securities (voting and nonvoting, debt and equity) that the Company can own. The Board believes that these other policies provide sufficient diversification protection for the Company. The Company's portfolio managers do not believe that deleting this policy will materially affect how they manage the Company.

                           PROPOSAL 3(d): REAL ESTATE

CURRENT POLICY

     Under the Company's current fundamental policy, the Company will not --

        Purchase or sell real estate, interests in real estate limited partnerships or securities issued by real estate investment trusts, provided that the Company may invest in other securities secured by real estate or issued by companies which invest in real estate or interests therein.

PROPOSED CHANGE

     The Board recommends that the current fundamental policy be replaced with a new fundamental policy that reads in full as follows:

        The Company will not purchase real estate or sell real estate unless acquired as a result of ownership of securities or other instruments. This restriction does not prevent the Company from investing in issuers that invest, deal or otherwise engage in transactions in real estate or interests therein, including without limitation real estate investment trusts, or investing in securities that are secured by real estate or interests therein.

REASON FOR THE CHANGE


     The revised policy will give the Company additional investment opportunities and flexibility. While still prohibiting the Company from investing directly in real estate, it will permit the Company to purchase a broader range of real estate-related securities, including convertible securities issued by real estate investment trusts. The value of a real estate investment trust may be affected by risks such as difficulties it incurs in valuing and selling real estate, declines in the value of properties it owns and increases in the cost of its ownership of real estate, as well as by the management skill of the persons managing the real estate investment trust.


                    PROPOSAL 3(e): OIL, GAS OR OTHER MINERAL
                       EXPLORATION OR DEVELOPMENT PROGRAM

CURRENT POLICY

     Under the Company's current fundamental policy, the Company will not --

        Purchase or sell interests in oil, gas or other mineral exploration or development programs.

PROPOSED CHANGE

     The Board proposes deleting the current fundamental policy. If shareholders approve this policy, the Company will adopt the following non-fundamental policy:

        The Company will not purchase or sell interests in oil, gas or other mineral exploration or development programs. This policy does not prevent the Company from investing in issuers that invest, deal or otherwise engage in transactions involving oil, gas or other mineral exploration or development programs or interests therein, or investing in securities that are secured by oil, gas or other mineral exploration or development programs or interests therein.

REASON FOR THE CHANGE

     The Company adopted this policy to comply with the securities laws of certain states when the Company initially sold its shares to the public in 1986. States no longer substantively regulate the offering of shares by investment companies that are registered with the SEC so the Company is no longer required to maintain this policy as a fundamental policy. The Board believes that it is appropriate to continue to have a policy on oil, gas or other mineral exploration or development programs. By making the policy non-fundamental, the Board will have the flexibility to change it if investment opportunities occur without incurring the cost of soliciting shareholder approval for such change.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 3(a)-3(e)

                                   PROPOSAL 4

                       AMENDMENT OF THE COMPANY'S CHARTER

BACKGROUND


     The Company's common stock trades on the American Stock Exchange. For the 12 weeks that ended on November 12, 1999, the average market price for each share was approximately 17.0 percent less than its net asset value. In this circumstance, Article IX of the Company's Charter requires the Board to adopt a proposal to submit a Charter amendment to shareholders that would permit shareholders to sell their shares back to the Company at their net asset value on March 31, June 30, and September 29, 2000.


     At the Annual Meeting, you will be asked to approve or disapprove the following resolution:

        RESOLVED, that the Company's Charter be and it is hereby amended by adding a new Article XII to read in full as follows:

                                  ARTICLE XII

        Each holder of shares of common stock of the Corporation shall have the right to tender all of such shares to the Corporation for purchase on March 31, 2000, June 30, 2000 and September 29, 2000 (each, a "Purchase Date") at net asset value as of the close of business on each such Purchase Date; provided, however, that the Corporation may suspend such right (a) for any period (i) during which the New York Stock Exchange is closed other than customary week-end and holiday closings or (ii) during which trading on the New York Stock Exchange is restricted; (b) for any period during which an emergency exists as a result of which (i) disposal by the Corporation of securities owned by it is not reasonably practicable or (ii) it is not reasonably practicable for the Corporation fairly to determine the value of its net assets; or (c) for such other periods as the Securities and Exchange Commission may by order permit for the protection of security holders of the Corporation.

     THE BOARD OF DIRECTORS, INCLUDING ALL THE DIRECTORS WHO ARE NOT AFFILIATED WITH DAVIS-DINSMORE MANAGEMENT COMPANY, RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

     In opposing the adoption of the proposed amendment to the Company's Charter, the Board of Directors considered the following factors:

  PAST PERFORMANCE OF THE COMPANY

     The Company was established as a vehicle for long-term investment through participation in a professionally managed portfolio of convertible bonds and preferred stocks. The Company's investment objective is to seek a high level of total return on its assets through a combination of current income and capital appreciation. The Board believes that the Company has succeeded in meeting its objective. The following table illustrates the growth in the net asset value and market price of the Company's common stock:

---------------------------------------------------------------------------------------------------------
                                         PERCENTAGE INCREASE IN NET ASSET
                                         VALUE WITH DIVIDENDS AND CAPITAL       TOTAL INVESTMENT RETURN
               PERIOD                   GAINS REINVESTED AT NET ASSET VALUE     BASED ON MARKET PRICE*
---------------------------------------------------------------------------------------------------------
  Year ended September 30, 1999                        17.31%                            10.39%
---------------------------------------------------------------------------------------------------------
  Five years ended September 30, 1999                 106.05%                           111.42%
---------------------------------------------------------------------------------------------------------
  Ten years ended September 30, 1999                  213.77%                           231.06%
---------------------------------------------------------------------------------------------------------
  June 1986 (beginning of operations)
  through September 30, 1999                          292.96%                           258.98%
---------------------------------------------------------------------------------------------------------

 * Assumes reinvestment of dividends and capital gains at prices obtained by the Company's dividend reinvestment plan.

     The Board also looked at the following measurements of the Company's performance:

     - During the 1999 fiscal year, the Company paid distributions of $1.68 per share from investment income and capital gains. This represented approximately 14.9 percent of the shares' average weekly net asset value and approximately 17.4 percent of their average weekly closing market price.

     - In addition, on October 18, 1999, the Company declared a distribution payable on November 29, 1999 of $1.29 per share from investment income and capital gains. On the date it was declared, this distribution represented approximately 13.8 percent of the closing market price of the Company's shares.

     How the Company has performed in the past is not a guarantee of how it will perform in the future. However, the Board believes that the Company will continue to serve as an appropriate investment vehicle for its shareholders by providing a high level of total return on its assets through a combination of current income and capital appreciation.

  MARKET DISCOUNTS PROVIDE INVESTMENT OPPORTUNITIES


     Shares of closed-end investment companies generally trade at market prices that are lower than their net asset value. The Company included the provisions of Article IX in its Charter in 1986 because, at that time, underwriters generally believed that these provisions would decrease the market discount at which the Company's shares traded and that this would make the Company more attractive to investors.


     The Board of Directors believes that, since that time, investors in closed-end investment companies have become accustomed to market discounts and have taken advantage of the opportunities that market discounts present. When an investor buys shares of a closed-end investment company at a price that is lower than the shares' net asset value, the investor gets an ownership interest in an investment portfolio valued at more per share than the investor paid for the shares. The Board believes that market discounts provide buying opportunities and thus promote liquidity of shares issued by closed-end investment companies.

     The Board of Directors has concluded that the future of the Company should not be tied to whether its shares have traded at a market discount. Instead, the Company's future should be based on its success in meeting its investment objective.

  TENDERS WOULD ADVERSELY AFFECT THE COMPANY'S OPERATIONS AND PERFORMANCE

     The Board believes that to require the Company to repurchase its shares would not be in the best interests of the Company and its shareholders as a whole because of the effect that repurchases would have on --

     - The Company's expense ratio. Fewer shareholders would have to bear the Company's fixed expenses.

     - The Company's investment performance and its ability to achieve its investment objective. The Company might have to sell some of its more liquid and more desirable portfolio securities to raise the cash it would need to repurchase its shares. This could leave the Company with less desirable holdings.

     - The Company's status as a regulated investment company under the Internal Revenue Code of 1986, as amended. In order to maintain its status as a regulated investment company under the Code, the Company must satisfy certain quarterly diversification and annual distribution requirements. The sale of securities to pay the purchase price for the tendered shares might cause the Company's portfolio to lack sufficient diversification for purposes of the Code requirement. In addition, payment of the purchase price for the tendered shares might eliminate cash and other liquid investments that would otherwise be available to pay dividends in satisfaction of the distribution requirement of the Code.

     - The Company's continued existence. The Board might have to recommend the liquidation, merger or other reorganization of the Company if the Company were to become too small to be operated efficiently.

  VALUE OF THE COMPANY'S PORTFOLIO

     The Company would have to sell securities from its portfolio to pay for shares that it would be required to repurchase. In doing so, the Company would have to pay transaction costs. In addition, the Company would have less bargaining power if it had to sell its portfolio securities and might have to sell them at lower prices than it otherwise would. These transaction costs and lower prices might reduce the net asset value of the Company's shares and, therefore, the amounts payable to shareholders who sell their shares back to the Company at their net asset value.

  CONTINUED LISTING ON THE AMERICAN STOCK EXCHANGE

     The Company's shares are listed on the American Stock Exchange. The shares could be delisted if the aggregate market value of the outstanding shares is less than $1 million, or less than 200,000 shares are publicly traded, or there are less than 300 round-lot holders of the shares.

  FEDERAL INCOME TAX TREATMENT

     Generally, shareholders who tender all their shares would recognize a capital gain (or loss) for federal income tax purposes to the extent the amount they receive is greater (or less) than the amount they paid for their shares. This capital gain (or loss) will be taxed as long-term capital gain (or loss) if shares tendered have been owned for more than one year. A shareholder that is not a corporation is subject to federal income tax on long-term capital gain at a maximum rate of 20%. However, amounts received by tendering shareholders could be taxed at ordinary income tax rates in circumstances where, after application of the constructive ownership rules of the Code, the purchase of their shares by the Company did not constitute a complete termination of their interest, a substantially disproportionate redemption or a distribution that was not essentially equivalent to a dividend.

POTENTIAL ADVANTAGES TO SHAREHOLDERS

     The Board recognized two potential advantages for shareholders in adopting the proposed Charter amendment:

     - If shareholders wanted to sell shares, they would be able to do so at their net asset value instead of at their market price, which has averaged 12.8 percent less than their net asset value over the past five fiscal years. By doing this, shareholders would maximize the return on their investment in the near term.

     - The market price for the shares may increase, thereby reducing the market discount.

However, the effect of the Company's transaction costs and reduced bargaining power if it had to sell its portfolio securities might decrease the net asset value of the Company's shares and, therefore, the amounts paid to shareholders who sell their shares back to the Company.

POTENTIAL CONFLICTS DISCLOSED

     Two of the directors who considered this proposal (Mr. Dinsmore and Ms. O'Keeffe) are interested directors because they are directors, officers and shareholders of Davis-Dinsmore Management Company, the Company's investment adviser. If the Company repurchased its shares, the Company would become smaller and this would result in a reduction of the fees that the Company pays to Davis-Dinsmore. The interested directors acknowledged the effect that the Charter amendment would have on Davis-Dinsmore, but indicated that, in considering their recommendation, they focused on the long-term interests of the Company and its shareholders as a whole and believed that the Charter amendment was not in the best interests of the Company and its shareholders as a whole.

HOW SHARES WOULD BE TENDERED

     If the proposed Charter amendment is adopted, the Company will be able to suspend your rights to tender your shares during periods --

     - In which the New York Stock Exchange is closed (other than customary weekend and holiday closings) or trading on it is restricted.

     - In which, because of an emergency, it is not reasonably practicable for the Company to sell its portfolio securities or to fairly determine the net asset value of its shares.

     - In which the Securities and Exchange Commission permits the Company to suspend rights to tender for the protection of its shareholders.

In addition, if the proposed Charter amendment is adopted, the Company intends to follow a policy (which it may change) of suspending your rights to tender your shares if, in the Board's judgment --

     - Legal action is begun or threatened that challenges the tender of the Company's shares or otherwise materially adversely affects the Company.

     - Federal, state or foreign authorities declare a banking moratorium on banks in the United States, New York or in foreign countries in which the Company invests, or any of those banks suspends payment.

     - Federal, state or foreign authorities limit the extension of credit by lending institutions or the exchange of foreign currency and those limitations affect the Company or the issuers of the Company's portfolio securities.

     - War, armed hostilities or other calamity occurs that directly or indirectly involves the United States or other countries in which the Company invests.

     If the proposed Charter amendment is adopted, the Company will make a tender offer to shareholders in accordance with the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940 by publication or mailing, or both. We will establish procedures to make current net asset value of the Company's shares publicly available throughout the period of the tender offer. If you wish to accept the tender offer, you may be required to tender all your shares (or all shares attributed to you for federal income tax purposes under Section 318 of the Code). The Company will purchase shares tendered in accordance with the offer unless it suspends the tender offer as described above.

     If you tender your shares, you will be required to pay a fee directly to the Company's transfer agent to help to defray processing costs. We anticipate that the fee will be $25 but it could be higher or lower.

     The Company will charge against capital, costs incurred by it in connection with the tender offer. Shares that have been tendered and purchased by the Company will become authorized but unissued shares.

                             ADDITIONAL INFORMATION

INVESTMENT ADVISER

     Davis-Dinsmore Management Company, 65 Madison Avenue, Morristown, New Jersey 07960, is the Company's investment adviser.

EXECUTIVE OFFICERS

     The Company's executive officers are elected by the Board of Directors and receive no compensation from the Company. Information about these officers is presented below.

     THOMAS H. DINSMORE is Chairman and Chief Executive Officer of the Company. Mr. Dinsmore is also a director of the Company and information about him is presented earlier in this Proxy Statement under "Proposal 1, Election of Directors -- Information about the Company's Other Directors -- Continuing Director Who Is an Interested Person."

     JANE D. O'KEEFFE is President of the Company. Ms. O'Keeffe is also a director of the Company and has been nominated for reelection at this Annual Meeting. Information about Ms. O'Keeffe is presented earlier in this Proxy Statement under "Proposal 1, Election of Directors -- Nominees for
Directors -- Nominee Who Is an Interested Person."

     SIGMUND LEVINE, 75, has been Senior Vice President and Secretary of the Company since 1996 and 1986, respectively. He has been an officer of the Company since 1986. From 1993 to 1996, he was Executive Vice President of the Company. Mr. Levine has been Senior Vice President and Secretary of Bancroft Convertible Fund, Inc. since 1996 and 1982, respectively, and was Executive Vice President of Bancroft from 1993 to 1996. Mr. Levine has been Senior Vice President and Secretary of Davis-Dinsmore Management Company since 1997 and 1982, respectively, and was Treasurer of Davis-Dinsmore from 1982 to 1997.

     H. TUCKER LAKE, 52, has been Vice President, Trading of the Company since joining the Company in 1994. He has been Vice President, Trading of Bancroft Convertible Fund, Inc. during the same period. He has been Vice President of Davis-Dinsmore Management Company since 1997.

     GARY I. LEVINE, 42, has been Treasurer and Assistant Secretary of the Company since 1993 and 1986, respectively. He has been Treasurer and Assistant Secretary of Bancroft Convertible Fund, Inc. during the same periods. Mr. Levine has been Treasurer and Assistant Secretary of Davis-Dinsmore since 1997 and 1994, respectively, and was Assistant Treasurer of Davis-Dinsmore Management Company from 1994 to 1997.

  CERTAIN RELATIONSHIPS

     Thomas H. Dinsmore and Jane D. O'Keeffe are brother and sister. H. Tucker Lake is their cousin. Sigmund Levine is the father of Gary I. Levine.

SECURITY OWNERSHIP OF MANAGEMENT

     The Company's directors and officers own the shares of the Company's common stock shown on the following table:


                                                SHARES OWNED BENEFICIALLY
                                                   NOVEMBER 25, 1999*
                                                -------------------------
Gordon F. Ahalt...............................            2,000(1)
William A. Benton.............................            3,741
Elizabeth C. Bogan, Ph.D. ....................            7,482
Thomas H. Dinsmore............................           15,939(2)
Donald M. Halsted, Jr. .......................            2,298
George R. Lieberman...........................            2,717(3)
Duncan O. McKee...............................            3,270
Jane D. O'Keeffe..............................            4,060
Nicolas W. Platt..............................              100
Sigmund Levine................................            4,407
H. Tucker Lake................................            9,758(4)
Gary I. Levine................................              359(5)


---------------

* Represents for each director and officer less than 1 percent of the outstanding shares of the Company. As of November 25, 1999, directors and officers of the Company beneficially owned in the aggregate 56,131 shares of the Company representing approximately 0.6 percent of the outstanding shares. Except as otherwise indicated, each director and officer possessed sole investment and voting power with respect to shares beneficially owned.



(1) Does not include 1,000 shares as to which shares Mr. Ahalt disclaims beneficial ownership.


(2) Includes 2,162 shares as to which Mr. Dinsmore possessed shared investment and voting power; but does not include 782 shares owned by his wife, as to which shares Mr. Dinsmore disclaims beneficial ownership.


(3) Includes 509 shares as to which Mr. Lieberman possessed shared investment and voting power.


(4) Includes 7,826 shares as to which Mr. Lake possessed shared investment and voting power.

(5) Includes 174 shares as to which Mr. Levine possessed shared investment and voting power; but does not include 928 shares owned by his wife, as to which shares Mr. Levine disclaims beneficial ownership.

PROXY SOLICITATION


     The Company has engaged the services of Corporate Investors Communications
(CIC) to assist it in soliciting proxies for this meeting. The Company will pay the cost of soliciting proxies and estimates that the cost will be approximately $5,500. The Company expects to solicit proxies principally by mail, but either the Company or CIC may also solicit proxies by telephone, facsimile, the Internet or personal interview. The Company may also reimburse firms and others for their expenses in forwarding solicitation materials to the beneficial owners of the Company's shares.

SHAREHOLDER PROPOSALS

     If there is a proposal that you want shareholders to consider at the annual meeting of shareholders to be held in the year 2001, you must send it to us so that we receive it by August 1, 2000.

                                              By order of the Board of
                                              Directors,

                                              THOMAS H. DINSMORE
                                              Chairman of the Board of Directors

November 29, 1999

               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.

                   ANNUAL MEETING TO BE HELD JANUARY 21, 2000

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints Thomas H. Dinsmore, Jane D. O'Keeffe and Sigmund Levine, and each of them, attorneys and proxies, with power of substitution in each, to vote and act on behalf of the undersigned at the annual meeting of shareholders of Ellsworth Convertible Growth and Income Fund, Inc. (the "Company") at the Trianon Hotel, 3401 Bay Commons Drive, Bonita Springs, Florida 34134 on January 21, 2000, at 10:00 a.m., and at all adjournments, according to the number of shares of Common Stock which the undersigned could vote if present, upon such subjects as may properly come before the meeting, all as set forth in the notice of the meeting and the proxy statement furnished therewith.

     UNLESS OTHERWISE MARKED ON THE REVERSE HEREOF, THIS PROXY IS GIVEN WITH AUTHORITY TO VOTE FOR DIRECTORS LISTED ON THE REVERSE HEREOF, FOR THE PROPOSAL TO RATIFY THE BOARD'S SELECTION OF ACCOUNTANTS, FOR THE PROPOSALS TO AMEND CERTAIN FUNDAMENTAL INVESTMENT RESTRICTIONS, AND AGAINST THE PROPOSAL TO AMEND THE COMPANY'S CHARTER.

         (Continued, and to be signed and dated, on the reverse side.)

               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.
                   Annual Meeting To Be Held January 21, 2000

__________________________________________________________________________________________________________________________________
                            [ ]

1. Election as directors of all nominees listed below       FOR all nominees         WITHHOLD AUTHORITY to vote       * EXCEPTIONS
   for the terms specified in the proxy statement.          listed below             for all nominees listed below.

   Board of Directors nominees: Jane D. O'Keeffe, William A. Benton and
   George R. Lieberman.
   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
   MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

   *Exceptions ________________________________________________________________

The Board of Directors recommends voting "FOR" Proposal 2, "FOR" Proposals 3(a) through 3(e) and "AGAINST" Proposal 4.


2. Proposal to ratify the selection of accountants.                        FOR       AGAINST       ABSTAIN

3. To approve a proposal to amend the Company's fundamental investment restrictions with respect to:

  (a) Loans                                                                FOR       AGAINST       ABSTAIN

  (b) Warrants                                                             FOR       AGAINST       ABSTAIN

  (c) Qualifications of Issuers                                            FOR       AGAINST       ABSTAIN

  (d) Real Estate                                                          FOR       AGAINST       ABSTAIN

  (e) Oil, Gas and Other Mineral Exploration or Development Program        FOR       AGAINST       ABSTAIN

4. Proposal to amend Company's Charter.                                    FOR       AGAINST       ABSTAIN


If shares are held jointly each shareholder named should sign. Legal representatives of shareholders should add their titles when signing.